AMERICAN CAPITAL CONVERTIBLE SECURITIES, INC.

                           ARTICLES OF AMENDMENT




     American Capital Convertible Securities, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST:  The Charter of the Corporation is hereby amended as follows:

     Article SECOND of the Charter is amended in its entirety to read as follows:

     The name of the corporation (which is hereinafter called the "Corporation") is:

        "Van Kampen American Capital Convertible Securities, Inc."

     Van Kampen American Capital, Inc. ( Van Kampen American Capital ) has consented to the use by the Corporation to the identifying words Van Kampen or Van Kampen Merritt or any combination thereof in the name of the Corporation. Such consent is conditioned upon the Corporation's employment of Van Kampen American Capital, its successors or a subsidiary or affiliate thereof as investment adviser to the Corporation. As between Van Kampen American Capital and the Corporation, Van Kampen American Capital shall control the use of such name insofar as such name contains the identifying words Van Kampen or Van Kampen Merritt. Van Kampen American Capital may from time to time use the identifying words American Capital, Van Kampen or Van Kampen Merritt in other connections and for other purposes, including without limitation in the names of other investment companies, corporations or business that it may manage, advise, sponsor or own or in which it may have a financial interest. Van Kampen American Capital may require the Corporation to cease using the identifying words Van Kampen , Van Kampen Merritt or American Capital in the name of the Corporation if the Corporation ceases to employ Van Kampen American Capital, its successors or a subsidiary or affiliate thereof as investment adviser.

     SECOND: The amendment does not increase the authorized stock of the Corporation.

     THIRD: The foregoing amendment to the Charter of the Corporation has been advised by the Board of Directors and approved by the stockholders of the Corporation.

     FOURTH: These Articles of Amendment become effective as of 5:00 p.m., Eastern time, on December 29, 1995.

     IN WITNESS WHEREOF, American Capital Convertible Securities, Inc. has caused these present to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on December 14, 1995.


WITNESS:                                       AMERICAN CAPITAL CONVERTIBLE
                                                     SECURITIES, INC.



/s/ Huey P. Falgout, Jr.                 By /s/ Nori L. Gabert
Assistant Secretary                      Vice President




     THE UNDERSIGNED, Vice President of American Capital Convertible Securities, Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his or her knowledge, information, and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                  /s/ Nori L. Gabert
                      Vice President